  EXHIBIT 5.1

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Board of Directors

brooqLy, Inc.

10101 S. Roberts Road

Suite 209

Palos Hills, Illinois 60465

January 24, 2022

Ladies and Gentlemen:

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of brooqLy, Inc., a Nevada corporation (the “Company”), of up to 2,464,982 Common Stock Shares, all as referred to in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The 2,464,982  Common Stock Shares cover the resale by 20 Selling Security Holders of a maximum of 2,464,982 Common Stock Shares.

I have examined the Company’s Articles of Incorporation, Bylaws, and Board of Directors’ resolutions, the applicable laws of the State of Nevada and a copy of the Registration Statement. In my opinion:

●	The 2,464,982 Common Stock Shares being offered by the Selling Security Holders are duly authorized and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of Frederick M. Lehrer, P. A. under the caption “Legal Matters” in the registration statement.

Very truly yours,

Frederick M. Lehrer, P.A.

By: /s/ Frederick M. Lehrer